Exhibit 23(f)

[Berdon LLP Letterhead]

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 26, 2006 and December 28, 2006 with respect to the (i) statement of revenues and certain expenses of the property known as 9345 Santa Anita Avenue for the year ended December 31, 2005; (ii) statement of revenues and certain expenses of the property known as 501 Boylston Street for the year ended December 31, 2005; in the Registration Statement (on Form S-1) and related prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

/s/ Berdon LLP Certified Public Accountants

New York, New York
April 26, 2007